UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 1)1

Bed Bath & Beyond Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

075896100

(CUSIP Number)

CHRISTOPHER S. KIPER

LEGION PARTNERS ASSET MANAGEMENT, LLC

9401 Wilshire Blvd, Suite 705

Beverly Hills, CA 90212

(424) 253-1773

STEVE WOLOSKY, ESQ.

ELIZABETH GONZALEZ-SUSSMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

April 26, 2019

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Legion Partners, L.P. I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,452,124*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,452,124*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,452,124*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.5%
14	TYPE OF REPORTING PERSON

PN

________________________________

*Includes 898,000 Shares underlying long call options currently exercisable

2

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Legion Partners, L.P. II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		199,952*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

199,952*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

199,952*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

________________________________

*Includes 52,000 Shares underlying long call options currently exercisable

3

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Legion Partners Special Opportunities, L.P. XII
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		982,000*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

982,000*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

982,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

________________________________

*Includes 200,000 Shares underlying long call options currently exercisable

4

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Legion Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		4,634,076*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

4,634,076*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,634,076*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.4%
14	TYPE OF REPORTING PERSON

OO

________________________________

*Includes 1,150,000 Shares underlying long call options currently exercisable

5

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Legion Partners Asset Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		4,634,076*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

4,634,076*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,634,076*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.4%
14	TYPE OF REPORTING PERSON

IA

_______________________________

*Includes 1,150,000 Shares underlying long call options currently exercisable

6

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Legion Partners Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		4,634,276*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

4,634,276*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,634,276*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.4%
14	TYPE OF REPORTING PERSON

OO

________________________________

*Includes 1,150,000 Shares underlying long call options currently exercisable

7

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Christopher S. Kiper
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		4,634,276*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

4,634,276*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,634,276*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.4%
14	TYPE OF REPORTING PERSON

IN

________________________________

*Includes 1,150,000 Shares underlying long call options currently exercisable

8

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Raymond T. White
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		4,634,276*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

4,634,276*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,634,276*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.4%
14	TYPE OF REPORTING PERSON

IN

________________________________

*Includes 1,150,000 Shares underlying long call options currently exercisable

9

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Macellum Home Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		446,415*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

446,415*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

446,415*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

________________________________

*Includes 89,500 Shares underlying long call options currently exercisable

10

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Macellum Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		446,415*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

446,415*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

446,415*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

________________________________

*Includes 89,500 Shares underlying long call options currently exercisable

11

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Macellum Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		446,415*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

446,415*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

446,415*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

________________________________

*Includes 89,500 Shares underlying long call options currently exercisable

12

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Jonathan Duskin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		446,415*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

446,415*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

446,415*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IN

________________________________

*Includes 89,500 Shares underlying long call options currently exercisable

13

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Ancora Catalyst Institutional, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		244,195*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

244,195*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

244,195*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

________________________________

*Includes 83,700 Shares underlying long call options currently exercisable

14

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Ancora Catalyst, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		18,380*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

18,380*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

18,380*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

________________________________

*Includes 6,300 Shares underlying long call options currently exercisable

15

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Merlin Partners Institutional, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		235,455*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

235,455*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

235,455*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

________________________________

*Includes 81,000 Shares underlying long call options currently exercisable

16

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Ancora Merlin, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		27,121*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

27,121*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,121*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

________________________________

*Includes 9,000 Shares underlying long call options currently exercisable

17

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Ancora Special Opportunity Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		20,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

20,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

20,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

18

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Ancora/Thelen Small-Mid Cap Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		96,780
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

96,780
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

96,780
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

19

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Ancora Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Nevada
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		1,763,636*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

1,826,948*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,826,948*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

IA, OO

________________________________

*Includes 180,000 Shares underlying long call options currently exercisable

20

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Frederick DiSanto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		1,763,636*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

1,826,948*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,826,948*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

IN

________________________________

*Includes 180,000 Shares underlying long call options currently exercisable

21

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Victor Herrero Amigo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

22

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Theresa R. Backes
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

23

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Joseph Boehm
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

24

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

David A. Duplantis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

25

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

John E. Fleming
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		5,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

5,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IN

26

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Sue Ellen Gove
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

27

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Janet E. Grove
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

28

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Jeffrey A. Kirwan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

29

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Jeremy I. Liebowitz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

30

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Jon Lukomnik
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

31

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Cynthia S. Murray
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

32

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Martine M. Reardon
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

33

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Hugh R. Rovit
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

34

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Joshua E. Schechter
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

35

CUSIP NO. 075896100

1	NAME OF REPORTING PERSON

Alexander W. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

36

CUSIP NO. 075896100

The following constitutes Amendment No. 1 to the Schedule 13D filed by the undersigned (“Amendment No. 1”). This Amendment No. 1 amends the Schedule 13D as specifically set forth herein.

Item 2.	Identity and Background.

Item 2 is hereby amended and restated to read as follows:

(a)       This statement is filed by:

(i)	Legion Partners, L.P. I, a Delaware limited partnership (“Legion Partners I”);
(ii)	Legion Partners, L.P. II, a Delaware limited partnership (“Legion Partners II”);
(iii)	Legion Partners Special Opportunities, L.P. XII, a Delaware limited partnership (“Legion Partners Special XII”);
(iv)	Legion Partners, LLC, a Delaware limited liability company (“Legion LLC”), which serves as the general partner of each of Legion Partners I, Legion Partners II and Legion Partners Special XII;
(v)	Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners Asset Management”), which serves as the investment advisor of each of Legion Partners I, Legion Partners II and Legion Partners Special XII;
(vi)	Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), which serves as the sole member of Legion Partners Asset Management and the sole member of Legion LLC;
(vii)	Christopher S. Kiper, who serves as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings;
(viii)	Raymond T. White, who serves as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings (collectively, with Legion Partners I, Legion Partners II, Legion Partners Special XII, Legion LLC, Legion Partner Asset Management, Legion Partners Holdings and Mr. Kiper, the “Legion Group”);
(ix)	Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”);
(x)	Macellum Management, LP, a Delaware limited partnership (“Macellum Management”), which serves as the investment manager of Macellum Home;
(xi)	Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), which serves as the general partner of Macellum Home;
37

CUSIP NO. 075896100

(xii)	Jonathan Duskin, who serves as the sole member of Macellum GP and as a nominee for the Board of Directors of the Issuer (the “Board”) (collectively, with Macellum Home, Macellum Management, Macellum GP, the “Macellum Group”);
(xiii)	Ancora Catalyst Institutional, LP, a Delaware limited partnership (“Ancora Catalyst Institutional”);
(xiv)	Ancora Catalyst, LP, a Delaware limited partnership (“Ancora Catalyst”);
(xv)	Merlin Partners Institutional, LP, a Delaware limited partnership (“Merlin Institutional”);
(xvi)	Ancora Merlin, LP, a Delaware limited partnership (“Ancora Merlin”);
(xvii)	Ancora Special Opportunity Fund, a series of the Ancora Trust, an Ohio business trust (“Ancora Special Opportunity”);
(xviii)	Ancora/Thelen Small-Mid Cap Fund, a series of the Ancora Trust, an Ohio business trust (“Ancora/Thelen”);
(xix)	Ancora Advisors, LLC, a Nevada limited liability company (“Ancora Advisors”), which serves as the investment advisor to each of Ancora Catalyst Institutional, Ancora Catalyst, Merlin Institutional, Ancora Merlin, Ancora Special Opportunity, Ancora/Thelen and certain separately managed accounts, including accounts held by owners and employees of Ancora Advisors (the “SMAs”);
(xx)	Frederick DiSanto, who serves as the Chairman and Chief Executive Officer of Ancora Advisors (collectively, with Ancora Catalyst Institutional, Ancora Catalyst, Merlin Institutional and Ancora Merlin, the “Ancora Funds” and collectively with Ancora Special Opportunity, Ancora Advisors, and Ancora Thelen, the “Ancora Group”);
(xxi)	Victor Herrero Amigo, as a nominee for the Board;
(xxii)	Theresa R. Backes, as a nominee for the Board;
(xxiii)	Joseph Boehm, as a nominee for the Board;
(xxiv)	David A. Duplantis, as a nominee for the Board;
(xxv)	John E. Fleming, as a nominee for the Board;
(xxvi)	Sue Ellen Gove, as a nominee for the Board;
(xxvii)	Janet E. Grove, as a nominee for the Board;
38

CUSIP NO. 075896100

(xxviii)	Jeffrey A. Kirwan, as a nominee for the Board;
(xxix)	Jeremy I. Liebowitz, as a nominee for the Board;
(xxx)	Jon Lukomnik, as a nominee for the Board;
(xxxi)	Cynthia S. Murray, as a nominee for the Board;
(xxxii)	Martine M. Reardon, as a nominee for the Board;
(xxxiii)	Hugh R. Rovit, as a nominee for the Board;
(xxxiv)	Joshua E. Schechter, as a nominee for the Board; and
(xxxv)	Alexander W. Smith, as a nominee for the Board.

Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.” Each of the Reporting Persons is party to that certain Group Agreement, as further described in Item 6. Accordingly, the Reporting Persons are hereby filing a joint Schedule 13D.

(b) The address of the principal office of each of Legion Partners I, Legion Partners II, Legion Partners Special XII, Legion LLC, Legion Partners Asset Management, Legion Partners Holdings and Messrs. Kiper and White is 9401 Wilshire Boulevard, Suite 705, Beverly Hills, California 90212. The address of the principal office of each of Macellum Home, Macellum Management, Macellum GP and Mr. Duskin is 99 Hudson Street, 5th Floor, New York, New York 10013. The address of the principal office of each of Ancora Catalyst Institutional, Ancora Catalyst, Merlin Institutional, Ancora Merlin, Ancora Special Opportunity, Ancora/Thelen, Ancora Advisors and Mr. DiSanto is 6060 Parkland Boulevard, Suite 200, Cleveland, Ohio 44124. The principal business address of Mr. Amigo is 38A Ritz-Carlton Residences, 900 Olympic Boulevard, Los Angeles, California 90015. The principal business address of Ms. Backes is 1518 East Verde Boulevard, San Tan Valley, Arizona 85140. The principal business address of Mr. Boehm is 600 Superior Avenue, Suite 1500, Cleveland, Ohio 44114. The principal business address of Mr. Duplantis is 120 Eleventh Avenue #3B, New York, New York, 10011. The principal business address of Mr. Fleming is 5022 Bruce Avenue, Edina, Minnesota 55424. The principal business address of Ms. Gove is 4408 Long Champ Drive #38, Austin, Texas 78746. The principal business address of Ms. Grove is 38 Sun Ridge Circle, Rancho Mirage, California 92270. The principal business address of Mr. Kirwan is 462 West 58th Street, New York, New York 10019. The principal business address of Mr. Liebowitz is 35 West 15th Street #15B, New York, New York 10011. The principal business address of Mr. Lukomnik is 924 West End Avenue, Suite T-4, New York, New York 10025. The principal business address of Ms. Murray is 9959 Brassie Bend, Naples, Florida 34108. The principal business address of Ms. Reardon is 360 East 72nd Street, Apt #3303, New York, New York 10021. The principal business address of Mr. Rovit is 51 Twin Oak Road, Short Hills, New Jersey 07078. The principal business address of Mr. Schechter is 302 S. Mansfield Avenue, Los Angeles, California 90036. The principal business address of Mr. Smith is 35 Watergate Drive #1204, Sarasota, Florida 34236.

39

CUSIP NO. 075896100

(c) The principal business of each of Legion Partners I, Legion Partners II and Legion Partners Special XII is investing in securities. The principal business of Legion LLC is serving as the general partner of each of Legion Partners I, Legion Partners II, Legion Partners Special XII and certain other affiliated funds. The principal business of Legion Partners Asset Management is managing investments in securities and serving as the investment advisor of each of Legion Partners I, Legion Partners II, Legion Partners Special XII and certain other affiliated funds. The principal business of Legion Partners Holdings is serving as the sole member of Legion Partners Asset Management and the sole member of Legion LLC. The principal occupation of each of Messrs. Kiper and White is serving as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings. The principal business of Macellum Home is investing in securities. The principal business of Macellum Management is serving as the investment manager for Macellum Home. The principal business of Macellum GP is serving as the general partner of Macellum Home and Macellum Management. The principal occupation of Mr. Duskin is serving as Chief Executive Officer of Macellum Capital Management, LLC. The principal business of each of the Ancora Funds is investing in securities. The principal business of Ancora Special Opportunity and Ancora/Thelen is serving as “open-end” management investment companies, as defined in the Investment Company Act of 1940, as amended, and are separate series of Ancora Trust, an Ohio business trust under a Declaration of Trust dated August 20, 2003. The principal business of Ancora Advisors is serving as a registered investment advisor to certain of its affiliates, including each of Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst Institutional, Ancora Catalyst, Ancora Special Opportunity, Ancora/Thelen and accounts separately managed, including the SMAs. The principal occupation of Mr. DiSanto is serving as the Chairman and Chief Executive Officer of Ancora Advisors. The principal occupation of Mr. Amigo is serving as a private investor. The principal occupation of Ms. Backes is serving as Chief Operating Officer and Managing Director of IPP (Independent Pet Partners), LLC. The principal occupation of Mr. Boehm is serving as Executive Vice President, Retail Leasing at QIC Global Real Estate. The principal occupation of Mr. Duplantis is serving as Founder of David Duplantis Advisory. The principal occupation of Ms. Gove is serving as President of Excelsior Advisors, LLC. The principal occupation of Ms. Grove is serving as a private investor. The principal occupation of Mr. Kirwan is serving as a private investor. The principal occupation of Mr. Liebowitz is serving as Founder of Alchemy-Rx. The principal occupation of Mr. Lukomnik is serving as a Managing Partner of Sinclair Capital LLC. The principal occupation of Ms. Murray is serving as the Founder and Chief Executive Officer of Stanmore Partners. The principal occupation of Ms. Reardon is serving as a private investor. The principal occupation of Mr. Rovit is serving as a private investor. The principal occupation of Mr. Schechter is serving as Chairman of the Board of Directors of SunWorks, Inc. The principal occupation of Mr. Smith is serving as the Chairman of Vitamin Shoppe, Inc.

(d) No Reporting Person has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) Other than as disclosed immediately below, during the last five years, no Reporting Person has been convicted in a criminal proceeding, nor has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which he, she or it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. On December 18, 2018, Ancora Advisors entered into a settlement with the SEC regarding the violation of Section 206(4) under the Investment Advisers Act of 1940 and Rule 206(4)-5 thereunder, due to the contributing of more than the allowable $350 contribution to certain political campaigns. Ancora Advisors consented to the Order and paid a penalty in the amount of $100,000.

(f) Messrs. Kiper, White, Duskin, DiSanto, Amigo, Boehm, Duplantis, Fleming, Kirwan, Liebowitz, Lukomnik, Rovit, Schechter and Smith and Mses. Backes, Gove, Grove, Murray and Reardon are citizens of the United States of America.

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CUSIP NO. 075896100

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The securities of the Issuer purchased by each of Legion Partners I, Legion Partners II, Legion Partners Special XII, Legion Partners Holdings, Macellum Home, Ancora Catalyst Institutional, Ancora Catalyst, Merlin Institutional, Ancora Merlin, Ancora Special Opportunity, Ancora/Thelen, and held in the SMAs were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted in Schedule A, which is incorporated herein by reference.

The aggregate purchase price of the 2,554,125 Shares owned directly by Legion Partners I is approximately $40,007,782, including brokerage commissions. The aggregate purchase price of the 898,000 Shares underlying certain call options owned directly by Legion Partners I is approximately $4,991,337, including brokerage commissions. The aggregate purchase price of the 147,952 Shares owned directly by Legion Partners II is approximately $2,317,504, including brokerage commissions. The aggregate purchase price of the 52,000 Shares underlying certain call options owned directly by Legion Partners II is approximately $289,031, including brokerage commissions. The aggregate purchase price of the 782,000 Shares owned directly by Legion Partners Special XII is approximately $10,775,429, including brokerage commissions. The aggregate purchase price of the 200,000 Shares underlying certain call options owned directly by Legion Partners Special XII is approximately $622,078, including brokerage commissions. The approximately purchase price of the 200 Shares owned directly by Legion Partners Holdings is approximately $2,967, including brokerage commissions.

The aggregate purchase price of the 356,915 Shares owned directly by Macellum Home is approximately $5,359,345, including brokerage commissions. The aggregate purchase price of the 89,500 Shares underlying certain call options owned directly by Macellum Home is approximately $199,419, including brokerage commissions.

The aggregate purchase price of the 160,495 Shares owned directly by Ancora Catalyst Institutional is approximately $2,618,790, including brokerage commissions. The aggregate purchase price of the 83,700 Shares underlying certain call options owned directly by Ancora Catalyst Institutional is approximately $96,815, including brokerage commissions. The aggregate purchase price of the 12,080 Shares owned directly by Ancora Catalyst is approximately $197,211, including brokerage commissions. The aggregate purchase price of the 6,300 Shares underlying certain call options owned directly by Ancora Catalyst is approximately $7,287, including brokerage commissions. The aggregate purchase price of the 154,455 Shares owned directly by Merlin Institutional is approximately $2,520,236, including brokerage commissions. The aggregate purchase price of the 81,000 Shares underlying certain call options owned directly by Merlin Institutional is approximately $93,928, including brokerage commissions. The aggregate purchase price of the 18,121 Shares owned directly by Ancora Merlin is approximately $295,831, including brokerage commissions. The aggregate purchase price of the 9,000 Shares underlying certain call options owned directly by Ancora Merlin is approximately $10,436, including brokerage commissions. The aggregate purchase price of the 20,000 Shares owned directly by Ancora Special Opportunity is approximately $241,150, including brokerage commissions. The aggregate purchase price of the 96,780 Shares owned directly by Ancora/Thelen is approximately $1,500,848, including brokerage commissions. The aggregate purchase price of the 1,185,017 Shares held in the SMAs is approximately $18,362,419, including brokerage commissions.

The Shares purchased by Mr. Fleming were purchased with personal funds in the open market. The aggregate purchase price of the 5,000 Shares owned directly by Mr. Fleming is approximately $60,000, including brokerage commissions.

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CUSIP NO. 075896100

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On April 26, 2019, the Legion Group, the Macellum Group and the Ancora Group (collectively, the “Investor Group”), released a comprehensive presentation outlining the Investor Group’s Strategic Plan for the Issuer. The plan outlines a path forward to modernizing the Issuer’s retail practices and delivering a significant earnings per share improvement. A copy of the presentation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.	Interest in Securities of the Issuer.

 Items 5(a)-(c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 137,472,453 Shares outstanding as of December 1, 2018 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 9, 2019.

A.	Legion Partners I
(a)	As of the close of business on April 29, 2019, Legion Partners I beneficially owned directly 3,452,124 Shares, including 898,000 Shares underlying long call options.

Percentage: Approximately 2.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 3,452,124
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 3,452,124

(c)	Legion Partners I has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
B.	Legion Partners II
(a)	As of the close of business on April 29, 2019, Legion Partners II beneficially owned directly 199,952 Shares, including 52,000 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 199,952
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 199,952

(c)	Legion Partners II has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.

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CUSIP NO. 075896100

C.       Legion Partners Special XII

(a)	As of the close of business on April 29, 2019, Legion Partners Special XII beneficially owned directly 982,000 Shares, including 200,000 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 982,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 982,000

(c)	Legion Partners Special XII has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
D.	Legion LLC
(a)	As the general partner of each of Legion Partners I, Legion Partners II and Legion Partners Special XII, Legion LLC may be deemed the beneficial owner of the (i) 3,452,124 Shares beneficially owned by Legion Partners I, including 898,000 Shares underlying long call options (ii) 199,952 Shares beneficially owned by Legion Partners II, including 52,000 Shares underlying long call options and (iii) 982,000 Shares beneficially owned by Legion Partners Special XII, including 200,000 Shares underlying long call options.

Percentage: Approximately 3.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 4,634,076
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 4,634,076

(c)	Legion LLC has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
E.	Legion Partners Asset Management
(a)	As the investment advisor of each of Legion Partners I, Legion Partners II and Legion Partners Special XII, Legion Partners Asset Management may be deemed the beneficial owner of the (i) 3,452,124 Shares beneficially owned by Legion Partners I, including 898,000 Shares underlying long call options (ii) 199,952 Shares beneficially owned by Legion Partners II, including 52,000 Shares underlying long call options and (iii) 982,000 Shares beneficially owned by Legion Partners Special XII, including 200,000 Shares underlying long call options.

Percentage: Approximately 3.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 4,634,076
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 4,634,076

(c)	Legion Partners Asset Management has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
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CUSIP NO. 075896100

F.	Legion Partners Holdings
(a)	As of the close of business on April 29, 2019, Legion Partners Holdings beneficially owned directly 200 Shares. As the sole member of Legion Partners Asset Management and the sole member of Legion LLC, Legion Partners Holdings may be deemed the beneficial owner of the (i) 3,452,124 Shares beneficially owned by Legion Partners I, including 898,000 Shares underlying long call options (ii) 199,952 Shares beneficially owned by Legion Partners II, including 52,000 Shares underlying long call options and (iii) 982,000 Shares beneficially owned by Legion Partners Special XII, including 200,000 Shares underlying long call options.

Percentage: Approximately 3.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 4,634,276
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 4,634,276

(c)	Legion Partners Holdings has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
G.	Messrs. Kiper and White
(a)	Each of Messrs. Kiper and White, as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, may be deemed the beneficial owner of the (i) 3,452,124 Shares beneficially owned by Legion Partners I, including 898,000 Shares underlying long call options (ii) 199,952 Shares beneficially owned by Legion Partners II, including 52,000 Shares underlying long call options, (iii) 982,000 Shares beneficially owned by Legion Partners Special XII, including 200,000 Shares underlying long call options and (iv) 200 Shares beneficially owned by Legion Partners Holdings.

Percentage: Approximately 3.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 4,634,276
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 4,634,276

(c)	Neither Mr. Kiper nor Mr. White has entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
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CUSIP NO. 075896100

H.	Macellum Home
(a)	As of the close of business on April 29, 2019, Macellum Home beneficially owned directly 446,415 Shares, including 89,500 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 446,415
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 446,415

(c)	The transaction in the securities of the Issuer by Macellum Home since the filing of the Schedule 13D is set forth in Schedule A and is incorporated herein by reference.
I.	Macellum Management
(a)	As the investment manager of Macellum Home, Macellum Management may be deemed the beneficial owner of the 446,415 Shares beneficially owned by Macellum Home, including 89,500 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 446,415
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 446,415

(c)	Macellum Management has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D. The transaction in the securities of the Issuer by Macellum Home since the filing of the Schedule 13D is set forth in Schedule A and is incorporated herein by reference.
J.	Macellum GP
(a)	As the general partner of Macellum Home, Macellum GP may be deemed the beneficial owner of the 446,415 Shares beneficially owned by Macellum Home, including 89,500 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 446,415
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 446,415

(c)	Macellum Management has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D. The transaction in the securities of the Issuer by Macellum Home since the filing of the Schedule 13D is set forth in Schedule A and is incorporated herein by reference.
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CUSIP NO. 075896100

K.	Jonathan Duskin
(a)	Mr. Duskin, as the sole member of Macellum GP, may be deemed the beneficial owner of the 446,415 Shares beneficially owned by Macellum Home, including 89,500 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 446,415
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 446,415

(c)	Mr. Duskin has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D. The transaction in the securities of the Issuer by Macellum Home since the filing of the Schedule 13D is set forth in Schedule A and is incorporated herein by reference.
L.	Ancora Catalyst Institutional
(a)	As of the close of business on April 29, 2019, Ancora Catalyst Institutional beneficially owned directly 244,195 Shares, including 83,700 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 244,195
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 244,195

(c)	Ancora Catalyst Institutional has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
M.	Ancora Catalyst
(a)	As of the close of business on April 29, 2019, Ancora Catalyst beneficially owned directly 18,380 Shares, including 6,300 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 18,380
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 18,380

(c)	Ancora Catalyst has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
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CUSIP NO. 075896100

N.	Merlin Institutional
(a)	As of the close of business on April 29, 2019, Merlin Institutional beneficially owned directly 235,455 Shares, including 81,000 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 235,455
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 235,455

(c)	Merlin Institutional has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
O.	Ancora Merlin
(a)	As of the close of business on April 29, 2019, Ancora Merlin beneficially owned directly 27,121 Shares, including 9,000 Shares underlying long call options.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 27,121
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 27,121

(c)	Ancora Merlin has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
P.	Ancora Special Opportunity
(a)	As of the close of business on April 29, 2019, Ancora Special Opportunity beneficially owned directly 20,000 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 20,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 20,000

(c)	Ancora Special Opportunity has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
Q.	Ancora/Thelen
(a)	As of the close of business on April 29, 2019, Ancora/Thelen beneficially owned directly 96,780 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 96,780
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 96,780

(c)	Ancora/Thelen has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
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CUSIP NO. 075896100

R.	Ancora Advisors
(a)

As the investment advisor to each of the Ancora Catalyst Institutional, Ancora Catalyst, Merlin Institutional, Ancora Merlin, Ancora Special Opportunity, Ancora/Thelen and the SMAs, Ancora Advisors may be deemed to beneficially own the (i) 244,195 Shares beneficially owned directly by Ancora Catalyst Institutional, including 83,700 Shares underlying long call options, (ii) 18,380 Shares beneficially owned directly by Ancora Catalyst, including 6,300 shares underlying long call options, (iii) 235,455 Shares beneficially owned directly by Merlin Institutional, including 81,000 Shares underlying long call options, (iv) 27,121 Shares beneficially owned directly by Ancora Merlin, including 9,000 Shares underlying long call options, (v) 20,000 Shares beneficially owned directly by Ancora Special Opportunity, (vi) 96,780 Shares beneficially owned directly by Ancora/Thelen and 1,185,017 Shares held in the SMAs.

Percentage: 1.3%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 1,763,636
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 1,826,948

*The SMAs retain voting power over 63,312 Shares

(c)

Ancora Advisors has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D. The transactions in the securities of the Issuer by the SMAs since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

S.	Mr. DiSanto
(a)	Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora Advisors, may be deemed to beneficially own the (i) 244,195 Shares beneficially owned directly by Ancora Catalyst Institutional, including 83,700 Shares underlying long call options, (ii) 18,380 Shares beneficially owned directly by Ancora Catalyst, including 6,300 shares underlying long call options, (iii) 235,455 Shares beneficially owned directly by Merlin Institutional, including 81,000 Shares underlying long call options, (iv) 27,121 Shares beneficially owned directly by Ancora Merlin, including 9,000 Shares underlying long call options, (v) 20,000 Shares beneficially owned directly by Ancora Special Opportunity, (vi) 96,780 Shares beneficially owned directly by Ancora/Thelen and 1,185,017 Shares held in the SMAs.

Percentage: 1.3%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 1,763,636*
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 1,826,948

*The SMAs retain voting power over 63,312 Shares

(c)

Mr. DiSanto has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D. The transactions in the securities of the Issuer by the SMAs since the filing of the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

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CUSIP NO. 075896100

T.	Messrs. Amigo, Boehm, Duplantis, Kirwan, Liebowitz, Lukomnik, Rovit, Schechter and Smith and Mses. Backes, Gove, Grove, Murray and Reardon
(a)	As of the close of business on April 29, 2019, Messrs. Amigo, Boehm, Duplantis, Fleming, Kirwan, Liebowitz, Lukomnik, Rovit, Schechter and Smith and Mses. Backes, Gove, Grove, Murray and Reardon did not own any Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0

(c)	Neither Messrs. Amigo, Boehm, Duplantis, Kirwan, Liebowitz, Lukomnik, Rovit, Schechter and Smith nor Mses. Backes, Gove, Grove, Murray and Reardon has entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.
U.	Mr. Fleming
(a)	As of the close of business on April 29, 2019, Mr. Fleming beneficially owned directly 5,000 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 5,000 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 5,000 4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Fleming has not entered into any transactions in the securities of the Issuer since the filing of the Schedule 13D.

The filing of this Schedule 13D shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any of the securities reported herein. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that are not directly owned by such Reporting Person, except to the extent of their pecuniary interest therein.

Item 7.	Material to be Filed as Exhibits

Item 7 is hereby amended to add the following:

99.1	Presentation with Strategic Plan dated April 26, 2019.
99.2	Powers of Attorney.

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CUSIP NO. 075896100

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 29, 2019

Legion Partners, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners Special Opportunities, L.P. XII

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, LLC

By:	Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

Legion Partners Asset Management, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

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CUSIP NO. 075896100

Legion Partners Holdings, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

/s/ Christopher S. Kiper

Christopher S. Kiper

Individually and as attorney-in-fact for Victor Herrero Amigo, Theresa R. Backes, Joseph Boehm, David A. Duplantis, John E. Fleming, Sue Ellen Gove, Janet E. Grove, Jeffrey A. Kirwan, Jeremy I. Liebowitz, Jon Lukomnik, Cynthia S. Murray, Martine M. Reardon, Hugh R. Rovit, Joshua E. Schechter and Alexander W. Smith

/s/ Raymond T. White
Raymond T. White

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CUSIP NO. 075896100

Macellum Home Fund, LP

By:	Macellum Advisors GP, LLC its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Management, LP

By:	Macellum Advisors GP, LLC
its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Advisors GP, LLC

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

/s/ Jonathan Duskin
Jonathan Duskin

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CUSIP NO. 075896100

Ancora Catalyst Institutional, LP

By:	Ancora Advisors, LLC General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst, LP

By:	Ancora Advisors, LLC General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Merlin Partners Institutional, LP

By:	Ancora Advisors, LLC General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Merlin, LP

By:	Ancora Advisors, LLC General Partner

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Special Opportunity Fund

By:	Ancora Advisors, LLC Investment Manager

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

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CUSIP NO. 075896100

Ancora/Thelen Small-Mid Cap Fund

By:	Ancora Advisors, LLC Investment Manager

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Advisors, LLC

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Frederick DiSanto
Frederick DiSanto

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CUSIP NO. 075896100

SCHEDULE A

Transaction in the Securities of the Issuer Since the Filing of the Schedule 13D

Nature of Transaction	Amount of Securities Purchased	Price per Share ($)	Date of Purchase

Macellum Home Fund, LP

Purchase of Common Stock	6,000	$17.5184	04/04/2019

Ancora Advisors, LLC

(Through certain separately managed accounts, including accounts held by owners and employees of Ancora Advisors)

Acquisition of beneficial ownership	890	(1)	03/29/2019(1)

_______________________________________

(1) Reflects the net acquisition of beneficial ownership of 890 Shares as a result of opening and closing SMAs.